SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
July 14, 2005

MRO Software, Inc.
(Exact name of Registrant as specified in its charter)

Massachusetts	0-23852	04-2448516
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

100 Crosby Drive, Bedford, MA 01730
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code:
(781) 280-2000

ITEM 2.02	Results of Operations and Financial Condition.

Announcement of Results of Operations for Second Quarter

On July 14, 2005, the Company announced its results of operations for the quarter ended June 30, 2005.

A copy of the Company’s press release dated July 14, 2005 is furnished as Exhibit 99 hereto.

In this press release, the Company announced its earnings per share (EPS) on a GAAP basis. Also, in this press release, we reported our GAAP net income and EPS as adjusted for the exclusion of certain items, and we refer to this as non-GAAP net income and EPS. Non-GAAP net income and EPS for fiscal year 2005 and 2004 have been adjusted to exclude the amortization of acquired technology and other intangibles and the related tax effects.

Management believes that such non-GAAP financial measures are useful to investors, first because it is important for investors to receive information in a form that is consistent with the Company's past practice. The Company has reported its results to investors on both a GAAP and non-GAAP basis for over five years. Second, the Company's amortization of acquired technology and other intangibles relates to acquisitions consummated in prior fiscal years, is substantially fixed, is relatively large in comparison with the absolute value of the Company's operating income, and therefore this amortization expense is a material component of GAAP earnings for the current period that is a result of historic decisions and actions taken by the Company and its management. The Company believes that by focusing on the impact of operating expenses that are to a greater extent subject to control by the Company's management and decisions taken in the current periods, non-GAAP EPS provides investors with a more direct perspective on the performance of the Company and its management.

The Company uses these non-GAAP financial measures to conduct or evaluate its business, in that these same non-GAAP financial measures are utilized for purposes of determining the compensation of our executive officers and other employees in the Company having variable compensation based upon the Company’s financial performance. The Company believes that these non-GAAP measures more closely reflect the impact of items that are within management’s immediate control, and are a true reflection of management’s current impact on the Company’s performance.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(c) Exhibits.

Exhibit Number	Description of Exhibit

99	Press Release issued by MRO Software, Inc. on July 14, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MRO Software, Inc.

Date: July 14, 2005	By:	/s/ Craig Newfield
By: Craig Newfield
Title: V.P. & General Counsel

EXHIBIT INDEX
Exhibit Number	Description of Exhibit

99	Press Release issued by MRO Software, Inc. on July 14, 2005